Nelnet Reports Second Quarter 2020 Results
• GAAP net income $2.21 per share, $2.28 per share excluding adjustments
• Repurchased 1.5 million shares for $67.3 million
• Recognized $51 million gain on Hudl investment

LINCOLN, Neb., August 6, 2020 - Nelnet (NYSE: NNI) today reported GAAP net income of $86.5 million, or $2.21 per share, for the second quarter of 2020, compared with GAAP net income of $24.6 million, or $0.61 per share, for the same period a year ago.
GAAP net income increased for the three months ended June 30, 2020, compared with the same period in 2019, primarily due to the recognition of a $51.0 million ($38.8 million after tax) gain to adjust the carrying value of the company's investment in Hudl to reflect Hudl's May 2020 equity raise transaction value. In addition, there was a decrease in net losses for the three months ended June 30, 2020, as compared with the same period in 2019, from changes in the fair values of derivative instruments that do not qualify for hedge accounting.
Net income, excluding derivative market value adjustments1, was $89.5 million, or $2.28 per share, for the second quarter of 2020, compared with net income of $52.8 million, or $1.32 per share, for the same period in 2019.
"Nelnet reported strong second quarter results from its loan portfolio and core operating businesses during unprecedented times,” said Jeff Noordhoek, Chief Executive Officer. “Through the challenges and uncertainty, I have been impressed by the resiliency and commitment of our associates to serve our customers at exceptionally high levels. Our results are also a testament to the value of our products and services and our ability to innovate quickly to meet the critical needs of our customers through the difficulties of the pandemic and resulting recession.”

Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management (AGM) segment and fee-based revenue in its Loan Servicing and Systems; Education Technology, Services, and Payment Processing; and Communications segments.
Asset Generation and Management
The company's AGM operating segment reported net interest income of $66.1 million during the second quarter of 2020, compared with $59.2 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company recognized income from derivative settlements of $5.8 million during the second quarter of 2020, compared with income of $13.0 million for the same period in 2019. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income and derivative settlements totaled $71.9 million and $72.2 million in the second quarter of 2020 and 2019, respectively.
The decrease in net interest income and derivative settlements for the three months ended June 30, 2020, as compared to the same period in 2019, was due to a decrease in the average balance of loans outstanding to $20.2 billion for the second quarter of 2020 from $21.8 billion for the same period in 2019. This decrease was partially offset by an increase in core loan spread in 2020 as compared to 2019.
Core loan spread2, which includes the impact of derivative settlements, increased to 1.35 percent for the quarter ended June 30, 2020, compared with 1.21 percent for the same period in 2019. Core loan spread was positively impacted in the second quarter of 2020 due to lower interest rates. The company has a portfolio of student loans that are earning interest at a fixed borrower rate and that are financed with variable rate debt. As a result, in a low interest rate environment, the company earns additional spread income that it refers to as floor income. During the three months ended June 30, 2020, the company recognized $30.6 million of floor income (net of $1.3 million in derivative settlements paid), compared with $23.0 million (net of $12.2 million of derivative settlements received) for the comparable period in 2019. The company anticipates receiving significant fixed rate floor income in future periods.

1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.
2 Core loan spread is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

Provision for loan losses was $3.0 million for the three months ended June 30, 2020, compared with $9.0 million for the same period in 2019. On January 1, 2020, the company adopted the CECL accounting standard, which required the company to record expected life of loan losses on all loans. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. The company's total allowance for loan losses of $209.4 million at June 30, 2020 represents reserves equal to 0.7 percent of the company's federally insured loans (or 29.1 percent of the risk sharing component of the loans that is not covered by a federal guaranty), 8.7 percent of the company's private education loans, and 26.2 percent of the company's consumer loans.
Subsequent to June 30, 2020, the company made the decision to sell $60.8 million (par value) of consumer loans and currently anticipates recognizing a gain in the third quarter of 2020 of $14.8 million ($11.2 million after tax).
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $111.0 million for the second quarter of 2020, compared with $114.0 million for the same period in 2019. As of June 30, 2020, the company was servicing $476.5 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans, compared with $469.2 billion of loans serviced by the company as of June 30, 2019.
Net income for the Loan Servicing and Systems segment was $11.1 million for the three months ended June 30, 2020, compared with $17.0 million for the same period in 2019. The decrease in net income in 2020 was due to a decrease in revenue as a result of provisions implemented by the company's servicing customers, including the Department of Education (Department), to provide borrowers relief as a result of the COVID-19 pandemic and additional costs incurred to meet increased service and security standards under the company's servicing contracts with the Department.
Education Technology, Services, and Payment Processing
For the second quarter of 2020, revenue from the Education Technology, Services, and Payment Processing operating segment was $59.3 million, compared to $60.3 million for the same period in 2019. As a result of COVID-19, demand for certain of this segment's products and services were negatively impacted.
Net income for the Education Technology, Services, and Payment Processing segment was $8.9 million for the three months ended June 30, 2020, compared with $8.4 million for the same period in 2019.
The company is uncertain how the pandemic will affect higher education and K-12 enrollment in upcoming terms. A decrease in enrollment could continue to reduce the demand for certain of the company’s products and services and decrease this segment’s revenue and net income in future periods.
Communications
Revenue from ALLO was $19.0 million for the second quarter of 2020, compared with $15.8 million for the same period in 2019. The number of households served as of June 30, 2020, was 53,067, an increase of 10,307, or 24 percent, from the number of households served as of June 30, 2019. Since March 2020, ALLO has experienced increased demand from new and existing residential customers to support connectivity needs for working and learning from home as a result of the COVID-19 pandemic.
For the second quarter of 2020, ALLO recognized a net loss of $5.4 million, compared with a net loss of $4.9 million for the same period in 2019. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build and add customers to its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.
ALLO's management uses earnings before interest, income taxes, depreciation, and amortization (EBITDA)3 to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the second quarter of 2020, ALLO reported EBITDA of $3.8 million, compared with $1.2 million for the same period in 2019.

3 EBITDA is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

Investment in Hudl
In May 2020, the company made an additional equity investment in Hudl of approximately $26 million as part of a larger equity raise by Hudl. As a result of the equity raise, the company recognized a $51.0 million (pre-tax) gain during the three months ended June 30, 2020 to adjust the carrying value of its previous Hudl investments to reflect the overall transaction value.
Liquidity and Capital Activities
As of June 30, 2020, the company had $67.5 million in cash and cash equivalents and $142.2 million in available-for-sale investments, consisting primarily of student loan asset-backed securities, $86.7 million of which were subject to a participation accounted for as a secured borrowing. The company also has a $455.0 million unsecured line of credit. As of June 30, 2020, $30.0 million was outstanding on the line of credit and $425.0 million was available for future use.
The company has a stock repurchase program to purchase up to a total of five million shares of the company's Class A common stock during the three-year period ending May 7, 2022. During the three months ended June 30, 2020, the company repurchased 1,473,049 shares of stock for $67.3 million ($45.67 per share). As of June 30, 2020, 3.3 million shares remained authorized for repurchase under the company's stock repurchase program.
The company paid cash dividends of $7.7 million, or $0.20 per share, during the second quarter of 2020.
The company intends to use its strong liquidity position to invest in market opportunities, including: federally insured, private education, and consumer loan acquisitions; strategic acquisitions and investments, including anticipated capital commitments to Nelnet Bank; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.
Board of Directors Declares Third Quarter Dividend
The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.20 per share. The dividend will be paid on September 15, 2020 to shareholders of record at the close of business on September 1, 2020.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks and uncertainties related to the severity, magnitude, and duration of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, educational, individual, or travel activities intended to slow the spread of the pandemic, and volatility in market conditions resulting from the pandemic; risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and any future servicing contracts with the Department, which current contracts accounted for 30 percent of the company's revenue in 2019; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing and awards of contracts to other parties, including the pending and uncertain nature of the Department's procurement process, the uncertain timing and nature of the outcome of the company's protest of the reported decision by the Department as to the company's proposal for the business processing outsourcing component of the Department's procurement, the possibility that awards or other evaluations of proposals may be challenged by various interested parties and may not be finalized or implemented within the currently anticipated time frame or at all, risks that the company may not be successful in obtaining any of such potential new contracts, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of loans; risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for loans; risks and uncertainties from changes in terms of education loans and in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as changes resulting from the Coronavirus Aid, Relief, and Economic Security Act and the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of new FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; risks and uncertainties related to the ability of ALLO to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks; risks that the conditions to the reported approval of federal deposit insurance and an industrial bank charter for Nelnet Bank may not be satisfied within a reasonable timeframe or at all, thus delaying or preventing Nelnet Bank from commencing operations, and the uncertain nature of the expected benefits from obtaining an industrial bank charter, including the ability to successfully launch banking operations and achieve expected market penetration; risks and uncertainties related to other initiatives to pursue additional strategic investments, acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks from changes in economic conditions and consumer behavior; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in the general interest rate environment, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the second quarter ended June 30, 2020. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Operations
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income:
Loan interest	$146,140	181,793	238,222	327,933	480,555
Investment interest	5,743	7,398	8,566	13,141	16,819
Total interest income	151,883	189,191	246,788	341,074	497,374
Interest expense:
Interest on bonds and notes payable	85,248	134,118	186,963	219,366	378,733
Net interest income	66,635	55,073	59,825	121,708	118,641
Less provision for loan losses	2,999	76,299	9,000	79,297	16,000
Net interest income after provision for loan losses	63,636	(21,226)	50,825	42,411	102,641
Other income/expense:
Loan servicing and systems revenue	111,042	112,735	113,985	223,778	228,883
Education technology, services, and payment processing revenue	59,304	83,675	60,342	142,979	139,502
Communications revenue	18,998	18,181	15,758	37,179	30,300
Gain on sale of loans	—	18,206	1,712	18,206	1,712
Other income	60,127	8,281	14,440	68,408	23,507
Impairment expense	(332)	(34,087)	—	(34,419)	—
Derivative market value adjustments and derivative settlements, net	1,910	(16,365)	(24,088)	(14,455)	(35,628)
Total other income/expense	251,049	190,626	182,149	441,676	388,276
Cost of services:
Cost to provide education technology, services, and payment processing services	15,376	22,806	15,871	38,181	36,930
Cost to provide communications services	5,743	5,582	5,101	11,325	9,860
Total cost of services	21,119	28,388	20,972	49,506	46,790
Operating expenses:
Salaries and benefits	119,247	119,878	111,214	239,125	222,272
Depreciation and amortization	29,393	27,648	24,484	57,041	48,697
Other expenses	37,052	43,384	45,417	80,439	89,233
Total operating expenses	185,692	190,910	181,115	376,605	360,202
Income (loss) before income taxes	107,874	(49,898)	30,887	57,976	83,925
Income tax (expense) benefit	(21,264)	10,133	(6,209)	(11,131)	(17,600)
Net income (loss)	86,610	(39,765)	24,678	46,845	66,325
Net income attributable to noncontrolling interests	(128)	(767)	(59)	(895)	(115)
Net income (loss) attributable to Nelnet, Inc.	$86,482	(40,532)	24,619	45,950	66,210
Earnings per common share:
Net income (loss) attributable to Nelnet, Inc. shareholders - basic and diluted	$2.21	(1.01)	0.61	1.16	1.65
Weighted average common shares outstanding - basic and diluted	39,203,404	39,955,514	40,050,065	39,579,459	40,210,787

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2020	December 31, 2019	June 30, 2019
Assets:
Loans and accrued interest receivable, net	$20,460,873	21,402,868	22,179,604
Cash, cash equivalents, and investments	517,240	381,005	306,501
Restricted cash	853,775	1,088,695	969,597
Goodwill and intangible assets, net	223,645	238,444	254,389
Other assets	555,675	597,958	509,709
Total assets	$22,611,208	23,708,970	24,219,800
Liabilities:
Bonds and notes payable	$19,726,158	20,529,054	21,294,192
Other liabilities	544,264	788,822	598,990
Total liabilities	20,270,422	21,317,876	21,893,182
Equity:
Total Nelnet, Inc. shareholders' equity	2,336,796	2,386,712	2,322,326
Noncontrolling interests	3,990	4,382	4,292
Total equity	2,340,786	2,391,094	2,326,618
Total liabilities and equity	$22,611,208	23,708,970	24,219,800
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended June 30,
	2020	2019
GAAP net income attributable to Nelnet, Inc.	$86,482	24,619
Realized and unrealized derivative market value adjustments (a)	3,911	37,060
Tax effect (b)	(939)	(8,894)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$89,454	52,785

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$2.21	0.61
Realized and unrealized derivative market value adjustments (a)	0.10	0.93
Tax effect (b)	(0.03)	(0.22)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$2.28	1.32

(a)  "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting.  As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item.  Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.
(b) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread
The following table analyzes the loan spread on the company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended June 30,
	2020	2019
Variable loan yield, gross	3.09%	5.00%
Consolidation rebate fees	(0.84)	(0.84)
Discount accretion, net of premium and deferred origination costs amortization	0.02	0.02
Variable loan yield, net	2.27	4.18
Loan cost of funds - interest expense	(1.67)	(3.42)
Loan cost of funds - derivative settlements (a) (b)	0.14	0.02
Variable loan spread	0.74	0.78
Fixed rate floor income, gross	0.63	0.20
Fixed rate floor income - derivative settlements (a) (c)	(0.02)	0.23
Fixed rate floor income, net of settlements on derivatives	0.61	0.43
Core loan spread	1.35%	1.21%

Average balance of loans	$20,242,054	21,837,774
Average balance of debt outstanding	20,217,401	21,536,878

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended June 30,
	2020	2019
Core loan spread	1.35%	1.21%
Derivative settlements (1:3 basis swaps)	(0.14)	(0.02)
Derivative settlements (fixed rate floor income)	0.02	(0.23)
Loan spread	1.23%	0.96%

(b) Derivative settlements include the net settlements received related to the company’s 1:3 basis swaps.
(c) Derivative settlements include the net settlements received (paid) related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the company's Asset Generation and Management segment statements of income.

	Three months ended June 30,
	2020	2019
Variable interest income, gross	$155,646	271,983
Consolidation rebate fees	(42,387)	(45,647)
Discount accretion, net of premium and deferred origination costs amortization	1,015	1,046
Variable interest income, net	114,274	227,382
Interest on bonds and notes payable	(84,141)	(183,072)
Derivative settlements (basis swaps), net (a)	7,129	807
Variable loan interest margin, net of settlements on derivatives (a)	37,262	45,117
Fixed rate floor income, gross	31,866	10,840
Derivative settlements (interest rate swaps), net (a)	(1,308)	12,165
Fixed rate floor income, net of settlements on derivatives (a)	30,558	23,005
Core loan interest income (a)	67,820	68,122
Investment interest	4,443	5,073
Intercompany interest	(348)	(963)
Net interest income (net of settlements on derivatives) (a)	$71,915	72,232

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements on derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income as presented in this table. Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures.
A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's Asset Generation and Management segment follows.

	Three months ended June 30,
	2020	2019
Net interest income (net of settlements on derivatives)	$71,915	72,232
Derivative settlements (1:3 basis swaps)	(7,129)	(807)
Derivative settlements (fixed rate floor income)	1,308	(12,165)
Net interest income	$66,094	59,260

Earnings before interest, taxes, depreciation, and amortization (EBITDA)

A reconciliation of ALLO's GAAP net loss to earnings before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended June 30,
	2020	2019
Net loss	$(5,363)	(4,932)
Net interest income	—	(1)
Income tax benefit	(1,694)	(1,558)
Depreciation and amortization	10,824	7,737
Earnings before interest, income taxes, depreciation, and amortization (EBITDA)	$3,767	1,246

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.